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                                                                    EXHIBIT 99.1



AT THE COMPANY

Kenneth W. McVey
In the U.S.: (703) 803-3260                                        www.fuisz.com
In Ireland:   (800) 660-9131           Investor Relations E-mail: info@fuisz.com


                                FEBRUARY 17, 1998

   FUISZ TECHNOLOGIES LTD. ACQUIRES RX SUBSIDIARY OF GERMANY'S DR. RENTSCHLER GERMAN ACQUISITION REPRESENTS FUISZ'S FOURTH ENTREE INTO EUROPEAN MARKETS IN
                               THE LAST 12 MONTHS

CHANTILLY, VIRGINIA, FEBRUARY 17, 1998 - Fuisz Technologies Ltd. (Nasdaq NMS:
FUSE) today announced that it has signed a definitive agreement to acquire Dr. Rentschler GmbH & Co. Medizin KG (Dr. Rentschler), a subsidiary of Dr. Rentschler Arzneimittel GmbH & Co. As a result of the transaction, Fuisz expanded its growing line of cardiovascular prescription products. After acquiring three other companies in Europe during the last 12 months in Ireland, France, and Italy, the acquisition of Dr. Rentschler's prescription cardiovascular drug division represents Fuisz's first entry into Europe's largest pharmaceutical market and significantly strengthens its European sales and distribution channels. Financial terms of the agreement were not disclosed.

Ken McVey, President and Chief Executive Officer of Fuisz commented, "The acquisition of Dr. Rentschler's prescription pharmaceutical subsidiary represents a major step in our commitment to build a sales and distribution network in selected countries and therapeutic drug areas which will allow us to distribute our own products developed using our proprietary CEFORM(TM), CEFORM EA (Enhanced Absorption), and Shearform(TM) technologies. This acquisition in Germany, Europe's largest pharmaceutical market and the third largest globally following the USA and Japan, is also strategically important to Fuisz because it furthers our goal of establishing a presence in all major European pharmaceutical markets. It also increases our overall portfolio of licensed drugs which, together with those acquired in the aforementioned earlier European acquisitions, will provide Fuisz with profitable revenues expected to be in excess of US$50 million dollars on an annualized basis."

         Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), SHEARFORM(TM), and other drug delivery technologies with research and manufacturing facilities in Virginia, USA and Dublin and Clonmel, Ireland.

This news release may contain certain forward-looking statements that involve risks and uncertainties. The results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products, and future competition. These and other factors are more fully discussed in the company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."

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